Exhibit 23.2

Consent of Ernst & Young LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Employee Stock Purchase Plan and the Amended and Restated 2005 Long-Term Incentive and Share Award Plan of ANADIGICS, Inc. of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of ANADIGICS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of ANADIGICS, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
May 30, 2008